UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2012

NTS MORTGAGE INCOME FUND

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18550 (Commission file number)	61-1146077 (IRS Employer Identification No.)

10172 Linn Station Road
Louisville, Kentucky 40223
(Address of principal executive offices)

(502) 426-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 22, 2012 the NTS/Virginia Development Company (“NTS/VA”) a wholly owned subsidiary of the NTS Mortgage Income Fund (the “Fund”) and its affiliate Cedar Creek Virginia, LLC (“Cedar Creek”) entered into a non-binding letter of intent (“NVR Offer”) with NVR, Inc., d/b/a Ryan Homes (“NVR/Ryan”) for the purchase and sale of sixty nine (69) lots in the Fawn Lake subdivision (56 lots owned by NTS/VA and 13 lots owned by Cedar Creek).  The NTS/VA lots that are the subject of the NVR Offer include fully developed and yet to be developed lots.  The base sales price for each of the lots is $80,000.  It is anticipated that the lots will be purchased over a number of years.  The NVR Offer anticipates price increases to the base sales price depending on the dates the individual lots are ultimately conveyed. The parties to the NVR Offer contemplate entering into a definitive purchase and sale agreement within 30 days. The purchase and sale agreement is expected to provide NVR/Ryan with a 30-day due diligence period to make various inspections of the property and determine whether it will proceed to closing or terminate the agreement. A closing on this transaction, if it occurs, is expected by April 30, 2012.

Item 7.01.  Regulation FD Disclosure.

On February 23, 2012, the Fund sent a letter to its stockholders providing them an update on the Status of the Fund’s dissolution and liquidation process, along with the Fund’s December 31, 2011 and 2010 unaudited financial statements. The letter and the unaudited financial statements are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2 and are incorporated in their entirety in this Item 7.01 disclosure by reference.

Item 9.01.  Financial Statements and Exhibits.

(a)         Financial Statements of Businesses Acquired: N/A

(b)         Pro Forma Financial Information: N/A

(c)          Shell Company Transactions: N/A

(d)         Exhibits:

10.1                        Letter of Intent to enter into an agreement to purchase Sixty-Nine (69) Single Family Detached Lots between NVR, Inc., d/b/a Ryan Homes and NTS/Virginia Development Company and/or its affiliate “NTS”

99.1                        Letter to Stockholders dated February 23, 2012

99.2                        Unaudited Financial Statements as of December 31, 2011 and 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND, a Delaware corporation

By:	/s/ Gregory A. Wells
Name:	Gregory A. Wells
Title:	Secretary/Treasurer/Chief Financial Officer
Date:	February 24, 2012